Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (Nos. 333-173446 and 333-174406) and (ii) Form S-8 (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01, 333-151796-01, 333-167940, 333-182431 and 333-182432) of our report dated March 6, 2013, except for the changes in reportable segments discussed in Note 14 and the effects of discontinued operations discussed in Note 18 to the consolidated financial statements, as to which the date is September 6, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 9, 2013